PRESS RELEASE

Announcement by Kreisler Manufacturing Corporation under Nasdaq Marketplace Rules

Elmwood Park, New Jersey, January 3, 2007 -- On December 29, 2006, Kreisler Manufacturing Corporation (the "Company") received a Nasdaq Staff Deficiency Letter ("Nasdaq Letter") indicating that, due to the notification by independent director Michael Goldberg that he would not stand for reelection at the Annual Meeting of Stockholders, the Company no longer complied with Nasdaq's independent director and audit committee requirements for continued listing as set forth in Marketplace Rule 4350. The Nasdaq Letter further stated that consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), the Company was provided a cure period until April 20, 2007, in order to regain compliance. In the event that the Company does not regain compliance by April 20, 2007, Nasdaq rules require Nasdaq Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

The Company is in the process of actively seeking qualified candidates that meet the applicable independence requirements to serve on its board of directors.

Kreisler Manufacturing Corporation (NASDAQ: KRSL) is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

Contact: Ned Stern -- 201-791-0700 X222

Forward-Looking Statements

Certain oral statements made by management of the Company from time to time and certain statements contained herein or in periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward-looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.